Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

CYTODYN INC.,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 21-1139-MN
)
PAUL A. ROSENBAUM, JEFFREY P.	)
BEATY, ARTHUR L. WILMES, THOMAS	)
J. ERRICO, BRUCE PATTERSON, PETER	)
STAATS, MELISSA YEAGER, and CCTV	)
PROXY GROUP, LLC,	)
)
Defendants.	)

MEMORANDUM ORDER

At Wilmington this 24th day of August 2021:

Pending before the Court is the Motion for Expedited Discovery and Expedited Proceedings filed by Plaintiff CytoDyn Inc. (“CytoDyn”) (D.I. 1). Defendants oppose the motion. (D.I. 15 at 16–18). For the following reasons, Plaintiff’s motion is GRANTED-IN-PART.

1.    This Court has “broad discretion to manage the discovery process, and can accelerate or otherwise alter the timing and sequence of discovery.” Williams v. Ocwen Loan Servicing, LLC, 2015 WL 184024, at *1 (D. Del. Jan. 13, 2015). When considering a motion for expedited discovery, courts use a “‘good cause’/reasonableness analysis,” under which the moving party must demonstrate that its request is reasonable in light of the relevant circumstances. Kone Corp. v. ThyssenKrupp USA, Inc., 2011 WL 4478477, at *4 (D. Del. Sept. 26, 2011). Courts must balance “the need for discovery at an early juncture in the litigation against the breadth of the discovery requests and the prejudice to the responding party . . . by considering such factors as: (1) the timing and context of the discovery requests, including whether a preliminary injunction hearing has been scheduled; (2) the scope and purpose of the requests; and (3) the nature of the burden to the respondent.” Ocwen, 2015 WL 184024, at *2 (citing Kone Corp., 2011 WL 4478477, at *4.

2.    This Court is satisfied that expedited discovery is warranted in this case. Plaintiff seeks relief in advance of the shareholder vote scheduled for October 28, 2021, (D.I. 1 at 4), and has requested a preliminary injunction hearing (D.I. 4) to avoid purported irreparable injury that is “threatened when a stockholder might make a tender or voting decision on the basis of materially misleading or inadequate information,” In re Pure Res., Inc., Shareholders Litig., 808 A.2d 421, 452 (Del. Ch. 2002). The discovery sought is narrowly tailored to the alleged disclosure violations in Defendants’ Schedule 13D and Preliminary Proxy filings. Although Defendants claim that any deficiencies in their filings have been corrected by a revised preliminary proxy, (D.I. 15 at 7–8), they have not amended their Schedule 13D filing and Plaintiff has identified additional purported deficiencies in the revised preliminary proxy statement, (see D.I. 19 at 2–3). Furthermore, the tailoring of the discovery requests will minimize any burden to Defendants.

3.    Given the need for urgent action to avoid potential irreparable harm, and the common practice of courts to approve expedited discovery in similar cases, see, e.g., CNW Corp. v. Japonica Partners, L.P., 874 F.2d 193, 194, 197 (3d Cir. 1989); Charming Shoppes Inc. v. Crescendo Partners II, L.P., 557 F. Supp. 2d 621, 623 (E.D. Pa. 2008), IT IS HEREBY ORDERED that Plaintiff’s motion to expedite discovery (D.I. 1) is GRANTED.

4.    Defendants shall respond to Plaintiff’s First Set of Requests for Production of Documents within 5 days of the date of this Order, shall produce responsive documents on a rolling basis beginning no later than 10 days of the date of this Order, and shall substantially complete production of responsive documents within 15 days of the date of this Order.

5.    Defendants shall make themselves available for deposition within 25 days of the date of this Order. Depositions may be scheduled on three days’ notice.

6.    IT IS FURTHER ORDERED that, as discovery progresses, the parties shall discuss the need for and schedule for the pending preliminary injunction motion (D.I. 4).

/s/ Maryellen Noreika
The Honorable Maryellen Noreika
United States District Judge

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